Exhibit 10.10

CONTRACT OF EMPLOYMENT

BETWEEN:

EMPLOYER	PepGen Limited, of King Charles House, Park End Street, Oxford, OX1 1JD (Company or we)

EMPLOYEE	Caroline Godfrey

DATED	1st November 2018

This contract of employment contains a statement of the applicable terms of your employment as required by section 1 of the Employment Rights Act 1996.

AGREED TERMS

1.	INTERPRETATION

The following definitions and rules of interpretation apply in this Agreement.

1.1	Definitions:

Appointment	means the employment of you by the Company on the terms of this agreement.

Competing Business	means any business which competes, or proposes to compete, with any business carried on by the Company or any Group Company in which you were involved (other than on a minimal basis) at any time during the Relevant Period or about which you had access to Confidential Information.

Confidential Information	means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, clients, customers, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, scientific/technical data and know-how relating to the business of the Company or of any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including information that you create, develop, receive or obtain in connection with the Appointment, whether or not such information (if in anything other than oral form) is marked confidential.

Copies	means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

Copyright	means copyright and related rights, database rights, rights in computer software, and all other similar rights in any part of the world.

Customer	means any person, firm, company or other undertaking who was provided with goods or services by the Company or any Group Company and with whom you dealt during the Relevant Period (other than on a minimal basis) or about whom you knew or had access to Confidential Information.

Group Company	means the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Intellectual Property	means patents, utility models, rights in designs, and registered trademarks, trade names and domain names, topography rights, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights to Inventions, Copyright, Know-How and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights which subsist or will subsist now or in the future in any part of the world

Inventions	means inventions, ideas, discoveries, improvements, modifications, developments, innovations, techniques, processes, methods and prototypes, whether patentable or protectable by a registered right in any part of the world and whether or not recorded in any medium.

Know-How	means all information relating to Inventions and all other scientific/technical information, in each case whether written or unwritten and whether in machine readable form and whether stored electronically or otherwise.

Prospective Customer	means any person, firm, company or other undertaking with whom or which, during the Relevant Period, the Company or any Group Company was in discussion with a view to providing goods or services, and in which discussions you were involved (other than on a minimal basis) or of which you had knowledge.

Relevant Period	means the period of 12 months ending with the Termination Date.

Restricted Employee	means any person or persons employed or engaged by the Company or any Group Company who could materially damage the interests of the Company if they were involved in a Competing Business and with whom you had dealings during the Relevant Period.

Restricted Goods or Services	means goods or services of the same type as, or similar to, goods and/or services supplied by the Company or any Group Company (1) at the Termination Date, or (2) at any time during the Relevant Period.

Subsidiary and Holding Company	means in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006.

Termination Date	means the date on which your employment terminates.

1.2

The terms of this Contract comprise your terms and conditions of employment as required by S.1 of the Employment Rights Act 1996. In the event of a conflict between this contract of employment and your offer letter or Employee Handbook, the terms of this contract shall prevail.

1.3	The Company reserves the right to make changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

1.4

References to a statutory provision will be deemed to include all prior and subsequent enactments, amendments, modifications, re-enactments and extensions relating to that provision and any regulations made under it.

2.	COMMENCEMENT OF EMPLOYMENT AND PROBATIONARY PERIOD

2.1	Your employment with the Company commences on 1 April 2018. No employment with a previous employer counts towards your period of continuous employment with the Company.

2.2

You will be required to complete a probationary period of six months from the date of commencement of employment. The probationary period may be extended for the better assessment of your performance. On the satisfactory completion of the probationary period, your employment will be confirmed. During the probationary period your employment may be terminated in accordance with clause 9.1 below.

2.3

You warrant that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

3.	JOB TITLE

3.1	You are employed as a Chief Executive Officer and report to the Chairman and Board.

3.2	You will carry out such duties and comply with such instructions consistent with your position and status as the Company may reasonably determine from time to time.

3.3

You shall not, without the prior consent of the Company, whether directly or indirectly, work for, be engaged by, concerned or interested in any capacity in any other trade, business or occupation other than the business of the Company while you are employed by the Company.

4.	PLACE OF WORK

4.1	Your normal place of work is the Company’s offices or such other place which the Company may reasonably require for the proper performance and exercise of your duties.

4.2	You will not be required to work outside the UK for any continuous period of more than one month during the term of your employment.

5.	REMUNERATION

5.1	Your basic salary is £80,000 per annum.

5.2

Your salary will be paid in equal monthly instalments in arrears on or about the last day of each month directly into your bank or building society account and will be subject to the usual UK deductions for tax and National Insurance.

5.3	We shall be entitled to deduct from your salary or other payments due to you any money which you may owe to the Company at any time.

5.4

Your salary will be reviewed annually in line with normal practice. The Company is under no obligation to award an increase following your salary review. The fact that your basic salary may be increased in any year or years of employment does not confer any right on you to receive any increase in any subsequent year. There will be no review of salary after notice has been given by either party to terminate your employment.

5.5

The Company may, in its absolute discretion, pay to you an additional amount of remuneration (“bonus”) of such amount and when it may determine subject to any specific performance objectives from time to time. Any such bonus payment is discretionary and is not part of your contractual remuneration for pension purposes or otherwise.

5.6	No bonus payment will be made if your employment is terminated or you are under notice of termination given by either party prior to the bonus payment date.

5.7	The payment of any bonus payment may at the discretion of the Company, be subject to conditions including, without limitation, entering into a new contract of employment.

5.8	The Company reserves the right to terminate or amend any bonus arrangements at any time. Receipt of a bonus payment in one year does not create a right to or expectation of any future bonus payments.

5.9

On termination of employment however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any bonus scheme operated by the Company or any Associated Company in which you may participate.

6.	HOURS OF WORK AND RULES

6.1

You will work such hours on such days as agreed between you and the Company from time to time. The Company’s expectation at the outset is that your normal hours of work will be 35 per week to be worked between 9am and 5.00pm Monday to Friday. You may be required to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration.

6.2

You agree that the 48-hour weekly working time limit under the Working Time Regulations shall not apply to you. You understand that you can withdraw your agreement to this by giving the Company not less than 3 months’ written notice.

6.3	You are always required to comply with our rules, policies and procedures in force from time to time, copies of which are contained in the staff handbook.

7.	HOLIDAYS

7.1

You are entitled to 25 days’ holiday during each holiday year. In addition, you are entitled to take the usual public holidays in England and Wales or a day in lieu where we require you to work on a public holiday. You will be paid your normal basic remuneration during such holidays. The Company’s holiday year runs between 1 January and 31 December. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis.

7.2

Holiday dates must be agreed by your line manager in writing in advance. Although the Company will agree to your proposed holiday dates wherever possible, it reserves the right to withhold approval where necessary to protect the interests of the business. We may require you to take holiday on specific days which will be notified to you.

7.3

You cannot carry untaken holiday entitlement forward from one holiday year to the following holiday year unless a period of sickness absence or statutory maternity, paternity, adoption, parental or shared parental leave has prevented you from taking it in the relevant year. In cases of sickness absence, carry-over is limited to four weeks’ holiday per year less any leave taken during the leave year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.

7.4

We reserve the right, to require you to take or not to take all or part of any outstanding holiday during any notice period or period of Garden Leave or to make payments in lieu of untaken holiday on termination based on 1/260th of your salary for each untaken day of your entitlement under clause 7.1 for the holiday year.

7.5

If you have taken more holiday than your accrued entitlement at the date your employment terminates, we shall be entitled to deduct from any payments due to you one day’s pay calculated at 1/260th of your salary for each excess day.

8.	INCAPACITY

8.1	If you are absent from work due to incapacity, you must telephone your line manager informing them of the reason for your absence as soon as possible but no later than 9am on the first day of absence.

8.2

In all cases of absence, a self-certification form, which will be provided to you, must be completed on your return to work and supplied to your line manager. For any period of incapacity which lasts for seven consecutive days or more, a doctor’s certificate stating the reason for absence must be obtained at your own cost and supplied to your line manager. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

8.3

Failure to comply with the above procedures may disqualify you from receiving Statutory Sick Pay (SSP). Your qualifying days for SSP purposes are those days of the week on which you are due to work in accordance with this Agreement.

8.4	If you are absent from work for more than three days by reason of incapacity and you satisfy the relevant requirements, you will be entitled to SSP.

8.5

There is no entitlement to sick pay from the Company although the Company may, entirely at its discretion, continue to pay you at your normal rate of pay or at a reduced rate for such period or periods as it thinks fit. Any such payment will include any SSP also payable and may be reduced by the amount of any Social Security benefits recoverable by you (whether recovered) in respect of your illness or injury.

8.6

If you are absent from work due to an accident which occurred or a condition which was sustained either on or off duty any company sick pay paid in respect of your absence will be paid as a loan which you must repay to the Company if you recover damages in respect of your absence from work.

8.7

The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company’s choice at any time (whether you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

8.8

For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this Agreement (whether with or without notice as appropriate in the circumstances) during any period of sickness absence, whether paid or unpaid.

9.	TERMINATION AND NOTICE PERIOD

9.1

During the probation period your employment may be terminated at any time on one week’s prior written notice. Following the completion of the probation period, either of us can terminate your employment by giving three months’ notice in writing, or the statutory minimum notice period, whichever is greater.

9.2

The Company shall be entitled at its sole and absolute discretion lawfully to terminate your employment at any time and with immediate effect by written notification to you and to pay within one month following the date of such termination a payment in lieu of notice (PILON) to you. For the avoidance of doubt, the termination of your employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under Clause 5.1 which you would have been entitled to receive under this Agreement during the notice period referred to in clause 9.1 (or, if notice has already been given, during the remainder of such notice period) (subject to statutory deductions).

9.3

After notice of termination has been given by either party pursuant to clause 9.1, provided that the Company continues to provide you with your normal salary and benefits under this contract until your employment terminates, the Company may at its absolute discretion without breaking the terms of this Contract or giving rise to any claim against the Company or any Group company for all or part of your notice period place you on garden leave by:-

9.3.1	excluding you from your place of work and/or the premises of the Company and/or any Group Company as appropriate;

9.3.2	requiring you to carry out specified duties (consistent with your status, role and experience with the Company) other than your normal duties or to carry out no duties;

9.3.3	instructing you not to communicate orally or in writing with suppliers, customers, employees, agents/or representatives of the Company or any Group Company until your employment has terminated.

9.3.4

During any period of notice or garden leave, you may not without the prior written consent of the Company in writing, update any Linkedln (or equivalent media sites) account to notify any professional contacts added to your LinkedIn account during your employment that you are leaving the Company and/or will be working elsewhere.

9.4

Nothing in these terms and conditions prevents us from terminating your employment summarily without notice or payment in lieu in the event of gross misconduct or if you commit a serious breach of your obligations as an employee.

10.	DISCIPLINARY AND GRIEVANCE PROCEDURES

10.1

Your attention is drawn to the disciplinary and grievance procedures applicable to your employment, copies of which are contained in the staff handbook. These procedures do not form part of your contract of employment.

10.2	If you wish to appeal against a disciplinary decision you may apply in writing to the person who held the disciplinary meeting.

10.3	If you wish to raise a grievance you may apply in writing to your line manager. If the matter concerns your line manager, you should send your grievance to an alternative manager.

11.	PENSIONS

11.1	The Company will automatically enrol you into a pension scheme, in accordance with the Scheme rules. Further details will be provided upon joining.

11.2

The Company shall provide a Company pension contribution equivalent to 5% of your basic salary, into the Company’s Pension Plan (Company Pension) subject to its rules from time to time in force and any statutory limits imposed, from time to time, subject to you also contributing a minimum of 5% of your basic salary. Details of the Company Pension can be obtained from the Company.

11.3	The Company reserves the right to vary the benefits payable under the Company Pension or, terminate, or substitute another pension scheme for the existing Company Pension at any time.

12.	COLLECTIVE AGREEMENT

There is no collective agreement which directly affects your employment.

13.	DATA PROTECTION AND MONITORING

13.1	The Company will process your personal data (including special category/sensitive personal data) in accordance with the Employee Privacy Notice.

13.2

You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data. You will notify the Company in writing of any change in your personal circumstances (including, without limitation, change of address, telephone number, next of kin, bank or building society details (for payment purposes), dependants, marriage status, qualifications, licenses, immigration status and criminal convictions).

13.3

You will comply with the relevant obligations under the Data Protection Act 2018 and associated codes of practice when processing personal data relating to any employee, worker, customer, client, supplier or agent of the Company.

14.	CONFIDENTIAL INFORMATION

14.1

Without prejudice to your common law duties, you shall not (except in the proper course of your duties, as authorised or required by law or as authorised by the Company), either during the Appointment or at any time after termination of the Appointment (howsoever arising):

14.1.1	use any Confidential Information; or

14.1.2	make or use any Copies; or

14.1.3	disclose any Confidential Information to any person, company or other organisation whatsoever.

14.2	You shall be responsible for protecting the confidentiality of the Confidential Information and shall:

14.2.1

use your best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of your duties, as required by law or as authorised by the Company); and

14.2.2	inform the Company immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

14.3	All Confidential Information and Copies shall be the property of the Company and on termination of the Appointment, or at the request of the Company, at any time during the Appointment, you shall:

14.3.1	hand over all Confidential Information or Copies to the Chairman;

14.3.2

irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside the Company’s premises; and

14.3.3	provide a signed statement that you have complied fully with your obligations under this clause 14.

14.4	Nothing in this clause 14 shall prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

15.	COMPANY PROPERTY

15.1

All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

15.2

Any Company property in your possession and any original or copy documents obtained by you during your employment shall be returned to your line manager at any time on request and in any event on termination of your employment with the Company or at the start of any period of garden leave.

16.	INTELLECTUAL PROPERTY

16.1	You agree that the Company shall own free from encumbrances all Inventions made, discovered or created by you at or outside your normal place of work:

16.1.1	during your normal duties under this Agreement;

16.1.2	outside your normal duties under this Agreement but which were specifically assigned to you; or

16.1.3

during your duties even if your normal duties do not include creating Inventions, and you hereby acknowledge that, because the nature of your duties and responsibilities means you have a special obligation to further the interests of the Company.

16.2

When requested by the Company or upon termination of this Agreement for any reason, you shall promptly give the Board full details of all Know-How which you created during your employment which may be of benefit to the Company.

16.3

You agree at the Company’s request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any Intellectual Property created by you during your employment.

16.4

You agree that all Intellectual Property created by you during your Employment shall vest in the Company, and you hereby assign to the Company by way of present and future assignment any such rights which do not so vest for any reason whatsoever in the Company. You waive all moral rights in all such Copyright vesting in or assigned to the Company.

16.5	You agree to collaborate only with other employees of the Company or as the Company directs to make or create the Intellectual Property vesting in or assigned to the Company under this Agreement.

16.6

You agree, during and after your employment at the Company’s expense, to do all such acts and things including without limitation executing documents, as the Board may request, in respect of the Intellectual Property vesting in or assigned to the Company under this Agreement, to enable the Company to:

16.6.1	apply for any registered rights in such Intellectual Property;

16.6.2	be effectively vested with such Intellectual Property; and

16.6.3	obtain, maintain, defend and enforce such Intellectual Property.

16.7

You hereby irrevocably appoint the Chairman of the Company (whoever that may be from time to time) to be your attorney to do all such acts and things as the Board may request for the purposes stated in this clause.

16.8	Prior to the Company being enabled under the clause above, you shall hold in trust for the Company any rights you own in the Intellectual Property mentioned in that clause.

16.9

You shall not do or omit to do anything which will or may result in imperilling the Intellectual Property vesting in or assigned to the Company under this Agreement, including without limitation publishing any of it.

16.10	You acknowledge the need for the strictest secrecy in respect of all Inventions and Know-How belonging to the Company.

16.11

To the extent that title in any Employment IPRs or Employment Inventions do not belong the Company by clause 16.1, you agree, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to a mutually acceptable independent expert (or, if agreement is not reached within five business days of either party giving notice to the other that it wishes to refer a matter to an independent expert, such independent expert as may be nominated by an appropriate authority, which the parties shall seek in good faith to agree) (Expert). In relation to matters referred to the Expert:

16.11.1	the parties are entitled to make submissions to the Expert and will provide (or procure that others provide) the Expert with all such assistance and documents as the Expert may reasonably require for reaching a decision. Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires making a submission under this clause;

16.11.2	the parties agree that the Expert may in its reasonable discretion determine such other procedures to assist with the conduct of the determination as it considers appropriate;

16.11.3	the Expert shall act as an expert and not as an arbitrator. The Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error; and

16.11.4

the Expert’s fees and any costs properly incurred by them in arriving at a determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert shall direct.

16.12

You agree that the provisions of this clause 16 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 16 until the Company has agreed in writing that you may offer them for sale to a third party.

16.13	You agree:

16.13.1	to give the Company full written details of all Employment Inventions promptly on their creation;

16.13.2

at the Company’s request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

16.13.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

16.13.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure you.

16.14

You agree that you waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

16.15

You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause 16. This is without prejudice to your rights under the Patents Act 1977.

16.16

You agree to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse you with reasonable expenses of complying with this clause 16.16.

16.17

You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights. The Company agrees to reimburse you reasonable expenses of complying with this clause 16.17.

17.	RESTRICTIVE COVENANTS

17.1	You undertake to the Company (for itself as trustee and agent for each Group Company) that you will not, without the prior written consent of the Company, directly or indirectly:

17.1.1

during the period of employment and for a period of 6 months from the Termination Date, be engaged, interested or concerned whether as principal, agent, representative, partner, director, employee, joint venturer, investor, consultant or otherwise in any Competing Business, except that you may hold up to 5% of any class of securities of any company listed on a recognised investment exchange;

17.1.2	for a period of 6 months from the Termination Date, on behalf of a Competing Business:

(a)	have dealings with any Customer in relation to Restricted Goods or Services; or

(b)	have dealings with any Prospective Customer; or

17.1.3	for a period of 6 months from the Termination Date, on behalf of a Competing Business:

(a)	entice or solicit, or endeavour to entice or solicit, the custom or business of any Customer in relation to Restricted Goods or Services; or

(b)	entice or solicit, or endeavour to entice or solicit, the custom or business of any Prospective Customer in relation to Restricted Goods or Services; or

17.1.4

for a period of 6 months from the Termination Date be directly involved in the employment of any Restricted Employee with a view to such Restricted Employee working for or providing services to a Competing Business; or

17.1.5

for a period of 6 months from the Termination Date, entice or solicit, or endeavour to entice or solicit, away from the Company or any Group Company any Restricted Employee with a view to such Restricted Employee working for or providing services to a Competing Business.

17.2	The duration of the restrictions in Clauses 17.1.1 to 17.1.5 will be reduced by any period of time that you have spent on garden leave.

17.3

You acknowledge and agree that each of Clauses 17.1.1 to 17.1.5 constitutes an entirely separate and independent restriction on you and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Company.

17.4

While the restrictions set out in Clauses 17.1.1 to 17.1.5 are considered by the parties to be reasonable in all the circumstances, it is acknowledged that restrictions of such a nature may fail or become invalid for reasons unforeseen or because of changing circumstances and, accordingly, you agree that if any of such restrictions will be adjudged to be void or ineffective as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or for any other reason, but would be valid and effective if part of the wording of it was deleted and/or any period or area referred to in it reduced in time or scope, such restrictions will apply with such deletions or modifications as may be necessary to make them valid and effective.

17.5	Before accepting any offer of future employment with another employer, you will disclose a copy of this clause 17 and relevant defined terms to the prospective employer.

17.6

If any person who is an employee or was formerly an employee of the Company or any Group Company solicits, induces or endeavours to solicit or induce you to leave the employment of the Company with a view to taking up a position as representative, partner, director, employee, joint venturer, investor, consultant or otherwise of any Competing Business you will immediately inform the Chairman & Board of the Company.

17.7

The obligations entered into by you in this clause 17 are given to the Company for itself and as trustee for each and any Group Company, and the Company declares that, to the extent that such obligations relate to any Group Company, the Company holds the benefit of them as trustee.

18.	BRIBERY

18.1	You are expected to comply with all laws relevant to countering bribery and corruption including the Bribery Act 2010.

18.2

You are required to assist the Company with the prevention, detection and reporting of bribery and other forms of corruption. You should avoid any activity that might lead to, or suggest, a breach of the laws relating to bribery and corruption.

18.3	You must notify the Chairman & Board as soon as possible if you believe or suspect that a breach of the bribery and corruption laws has occurred or may occur in the future.

18.4	If you breach this clause you may face disciplinary action, which could result in dismissal for gross misconduct.

19.	RECONSTRUCTION AND AMALGAMATION

19.1

If your employment is terminated at any time by reason of any reconstruction or amalgamation of the Company and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) and no less favourable in any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

20.	THIRD PARTY RIGHTS

No person other than you and the Company may enforce any terms of this agreement.

21.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

22.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

23.	JURISDICTION

The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

I understand and agree to the terms and conditions of my contract of employment as set out above.

Signed by Caroline Godfrey	/s/ Caroline Godfrey	(signature)
	Caroline Godfrey	(print name)

	1 Dec. 18	(date)